Province  of  Ontario

To  Wit

To  all  whom  these  presents  may  come,  be  seen  or  known

I,  WILLIAM  ENNIS  BATEMAN
a Notary Public, in and for the Province of Ontario, by Royal Authority duly appointed, residing at the City of Toronto in said Province, Do Certify and Attest that the paper-writing hereto annexed is a true copy of a document produced and shown to me by Tagalder (2000) inc.
and purporting to be: the Articles of Amendment dated the 31st day of August 2000, the said copy having been compared by me with he said original document, an act whereof being requested I have granted under my Nortarial Form and Seal of Offices to serve and avail as occasion shall or may require.
In Testimony Whereof I have hereto subscribed my name and affixed by Nototial Seal.

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ARTILCES  OF  AMENDMENT

1.     The  name  of  the  corporation  is:

       TAGALDER  INCORPORATED

2.     The  name  of  the  corporation  is  changed  to:

       TAGALDER  (2000)  INC.

3.     Date  of  incorporation/amalgamation:

       1996-07-11

4.     The  articles  of  the  corporation  are  amended  as  follows:

     (a)     To  change  the  name  of  the corporation to Tagalder (2000) Inc.;

     (b) To consolidate the issued common shares of the corporation on the basis that ten (10) of such issued common shares shall become one (1) common share.

5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.

6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on:

       2000-08-30

These  articles  are  signed  in  duplicate.


Tagalder  Incorporated
----------------------------
(Name  of  Corporation)

By: /s/ Ming-Ngok Lam
------------------------------------------------
President:

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